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                   NON-QUALIFIED DEFERRED COMPENSATION PLAN
                FOR OUTSIDE DIRECTORS OF SARA LEE CORPORATION,
                                  AS AMENDED

     SECTION 1.     PARTICIPATION.

     (a) A director of Sara Lee Corporation ("Sara Lee') who is not an employee of Sara Lee may elect to defer compensation earned for services as a director that such director has not elected to receive in a form other than cash ("Annual Cash Retainer") of not less than 25% of the quarterly fees which would otherwise be payable at the end of each three month period ending on September 30, December 31, March 31 and June 30 ("Retainer Payment Quarter") but for this election to participate in this Plan, in accordance with the terms and conditions of this Non-Qualified Deferred Compensation Plan for Outside Directors of Sara Lee Corporation, as amended ("Plan").

     (b) The deferred Annual Cash Retainer fees ("Deferred Compensation") shall be paid on such future date or dates and in such manner as a director who shall elect to participate in this Plan ("Participating Director") shall elect in the Deferred Compensation Agreement attached hereto as Exhibit A ("Agreement"); PROVIDED, HOWEVER, that no Deferred Compensation shall be paid in the same calendar year in which any portion of the Annual Cash Retainer representing the Deferred Compensation is earned. Any election to defer all or any portion of the Annual Cash Retainer shall be applicable to all future Annual Cash Retainer fees earned until the election is revoked by the Participating Director pursuant to
          Section 4 hereof.

     SECTION 2. ADMINISTRATION. This Plan, which was approved by the Board of Directors of Sara Lee on August 27, 1992, and subsequently amended, shall be administered by a committee comprised of the Chief Financial Officer, Treasurer and Secretary, respectively, of Sara Lee ("Committee"). The Committee may delegate certain administrative authority to other employees of Sara Lee, but shall retain the ultimate responsibility for the interpretation of, and amendments to, the Plan. The members of the Committee shall not be liable for any of their actions or determinations made in good faith with respect to the administration of this Plan.

     SECTION 3.     ESTABLISHMENT AND MAINTENANCE OF DEFERRED COMPENSATION
ACCOUNTS.

     (a) The Corporation shall establish and maintain a separate Deferred Compensation account ("Account") for each Participating Director. The Deferred Compensation shall be credited to the Account as of the following dates: September 30, December 31, March 31 and June 30 ("Credit Dates").

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     (b)  The Participating Director shall elect one of the following Account appreciation alternatives:

          (i) STOCK EQUIVALENT ACCOUNT. Under this alternative, the value of the stock Equivalent Account shall be determined as if the Deferred Compensation is invested in Sara Lee common stock equivalents on the Credit Dates. The number of Sara Lee common stock equivalents shall be determined by dividing the Deferred Compensation credited to the Account on the Credit Dates by the average of the high and low quotes on the applicable day on the New York Stock Exchange Composite Transactions Tape ("Market Value"). Fractional stock equivalents will be computed to four decimal places. An amount equal to all dividends paid on the shares of Sara Lee common stock will be converted into whole or fractional shares of common stock equivalents at the Market Value as of the dividend payment dates and credited to the Account. The amount of Deferred Compensation to be paid to a Participating Director from the Stock Equivalent Account on the payment date(s) specified in the Agreement shall be equal to (a) the number of share equivalents accumulated in the Account (b) multiplied by the Market Value on the date upon which the Deferred Compensation is scheduled to be paid and then (c) divided by the total number of payments to be made (or remaining to be paid), as specified in the Agreement.

          (ii) INTEREST ACCOUNT. Under this alternative, the ratio of interest payable on the balance of the Interest Account for each fiscal year will be set at the beginning of each fiscal year based on the current cost to Sara Lee of issuing 5-year maturity debt. Interest will be credited to the Account on June 30 and December 31 of each year and on the date of the final payment on the outstanding balance of the Account (which would include all principal and interest accrued to that date), as specified in the Agreement. If installment payments are specified in the Agreement, the amount of Deferred Compensation to be paid to a Participating Director from the Interest Account shall be paid as follows: (i) the amount of the principal payment of each installment shall be determined by dividing the current principal balance by the number of remaining installment payments and (ii) the amount of the interest payment shall be determined by dividing the current interest balance by the number of remaining installment payments.

     (c) The Participating Director may elect to apportion Deferred Compensation between a Stock Equivalent Account and an Interest Account, but the balances cannot be transferred between accounts after the apportionment has been made.

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     (d)  A Participating Director may elect to re-defer balances of existing
          Deferred Compensation accounts. A re-deferral shall be effected by executing and delivering an election form at least six months prior to the original payment date and provided further that such re-deferral is not within the same tax year as the original deferral payment date.


     SECTION 4. REVOCATION OF ELECTION. A Participating Director may elect to revoke the election to defer his or her Annual Cash Retainer by written notice delivered to the Secretary of Sara Lee at least seven (7) business days prior to the beginning of the next immediate Retainer Payment Quarter which begin on each of October 1, January 1, April 1 and July 1 ("Revocation Notice"). The revocation shall become effective at the beginning of the next immediate Retainer Payment Quarter and shall be applicable only to Annual Cash Retainer fees earned after the effective date of the Revocation Notice, and, thereafter, the Participating Director shall not be entitled to defer any future Annual Cash Retainer fees for the remaining portion of the current Plan Year in which the Revocation Notice is delivered. "Plan Year" is defined as a twelve-month period beginning on November 1 and ending on October 31.

     SECTION 5.     PAYMENTS OF DEFERRED COMPENSATION.

     (a) A Participating Director may elect to receive payments of Deferred Compensation either in a lump sum payment or in annual installments as specified in the Agreement.

     (b) the Account shall continue to be maintained for the benefit of the participating Director and paid in accordance with the Agreement in the event that the Participating Director's service as a director shall terminate prior to all of the outstanding balance in the Account being paid out.

     (c) If a Participating Director shall die while an active director of Sara Lee prior to all the payments being made from the Account, the unpaid balance of the Account shall be paid on the 30th day after the Secretary of Sara Lee has been duly notified of his or her death to either of the Participating Director's estate or to his or her designated beneficiary or beneficiaries, as designated in the Agreement, or in the absence of such designation, to his or her personal representative. Such death payment shall be made in a single lump sum, irrespective of the time and manner of payment specified in the Agreement.

     SECTION 6. FINANCIAL HARDSHIP. Notwithstanding the date(s) of payment of Deferred Compensation specified in the Agreement, upon written application to the Committee by a Participating Director WHO ELECTED THE INTEREST ACCOUNT ALTERNATIVE (as described in Section 3(b)(ii) hereof), the Committee may authorize the acceleration of payments of Deferred Compensation (including a lump sum payment) from the Interest Account ("Hardship Payments"), if the Participating Director substantiates to the


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reasonable satisfaction of the Committee that adherence to the payment schedule specified in the Agreement will result in severe bona fide financial hardship to the Participating Director. A bona fide financial hardship must be the result of an unanticipated event. The Hardship Payments shall not exceed the amount required to meet the financial need of the Participating Director.

     SECTION 7. UNFUNDED OBLIGATION OF SARA LEE. The balances accumulated in the Accounts shall constitute general contractual obligations of Sara Lee to the Participating Directors. Sara Lee shall not segregate assets, create any security interest or encumber its assets in order to provide for or fund the payment(s) of the balance(s) accumulated in the Accounts. Notwithstanding the foregoing, Sara Lee may, in its sole discretion, establish an irrevocable grantor trust, the assets of which shall not be subject to the claims of Sara Lee's creditors, to fund its obligations of all or designated Participating Directors under this Plan. If such a trust is established, benefits payable under the Plan shall be paid from the assets of the trust to the extent not otherwise paid from Sara Lee's general assets.

     SECTION 8. NON-ASSIGNABILITY. The rights and benefits of a Participating Director under the Plan are personal and cannot be pledged, transferred or assigned except by designation of a beneficiary (or beneficiaries), will or the laws of descent and distribution.

     SECTION 9. AMENDMENTS. Any substantive amendment to the Plan shall be approved by the Committee. No amendment shall be made which would adversely affect the tax status of the Deferred Compensation accumulated in the Accounts.

     SECTION 10. EFFECTIVE DATE; TERMINATION. This Plan was approved by the Board of Directors on August 27, 1992, became effective on October 1, 1992, was amended on April 10, 1995 and was amended on April 30, 1998. The Board of Directors of Sara Lee may terminate this Plan at any time; PROVIDED THAT, such termination shall not affect the rights of Participating Directors which have accrued under this Plan prior to such termination. In the event of a termination, the payment schedule specified in the Agreement shall continue to be followed.